Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

FOR IMMEDIATE RELEASE:
August 17, 2015

SEARS HOLDINGS ANNOUNCES EARLY TENDER RESULTS OF CASH TENDER OFFER FOR 6 5/8% SENIOR SECURED NOTES DUE 2018

HOFFMAN ESTATES, IL – Sears Holdings Corporation ("we," "us," "our," or the "Company") (Nasdaq: SHLD) today announced the early tender results of its previously announced tender offer (the "Offer") to purchase for cash up to $1,000,000,000 principal amount of its outstanding 6 5/8% Senior Secured Notes Due 2018 (the "Notes").  As of 5:00 p.m., New York City time, on August 14, 2015 (the "Early Tender Date"), approximately $935.6 million principal amount of the Notes were validly tendered and not validly withdrawn in the Offer.

The terms and conditions of the Offer are set forth in an Offer to Purchase (the "Offer to Purchase") and related Letter of Transmittal (the "Letter of Transmittal"), each dated August 3, 2015.  Holders of Notes are urged to read the Offer to Purchase and Letter of Transmittal carefully before making any decision with respect to the Offer.  Consummation of the Offer, and payment for the tendered Notes, is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase.

Subject to the terms and conditions of the Offer, the Company expects that it will accept for purchase all of the Notes validly tendered and not validly withdrawn pursuant to the Offer at or prior to the Early Tender Date.   Pursuant to the terms of the Offer, holders of Notes may tender additional notes at or prior to 11:59 p.m., New York City time, on August 28, 2015, unless the Offer is earlier terminated or extended by the Company in its sole discretion (such date and time, as the same may be extended, the "Expiration Date").

Holders who validly tendered and did not validly withdraw Notes at or prior to the Early Tender Date will receive the "Total Consideration" of $990 per $1,000 principal amount of Notes that are accepted for purchase, which includes an early tender payment of $30 per $1,000 principal amount of Notes accepted for purchase (the "Early Tender Premium").  Holders who validly tender and do not validly withdraw Notes after the Early Tender Date but at or prior to the Expiration Date will receive the "Tender Offer Consideration" of $960 per $1,000 principal amount of Notes accepted for purchase.  In addition, in each case holders who validly tender and do not validly withdraw Notes will receive accrued and unpaid interest on such Notes accepted for purchase up to, but excluding, the applicable settlement date.

The settlement for those notes accepted by the Company in connection with the Early Tender Date is currently expected to be Monday, August 17, 2015.  Notes tendered pursuant to the Offers may no longer be withdrawn, unless otherwise required by law.  Notes validly tendered and not validly withdrawn after the Early Tender Date, and at or prior to the Expiration Time, are expected to settle on August 31, 2015.

Jefferies LLC (the "Dealer Manager") is serving as Dealer Manager for the Offer.  Questions regarding the Offer may be directed to the Dealer Manager at (877) 877-0696 (toll free) or (212) 284-2435 (collect).  Requests for the Offer to Purchase or the Letter of Transmittal or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as the Tender Agent and Information Agent ("Tender and Information Agent") for the Offer, at the following telephone numbers: banks and brokers, (212) 269-5550; all others, toll free at (800) 330-5136.  Offer materials are available at the following Web site address:  www.dfking.com/sears.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.  No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful.  The Offer is being made solely pursuant to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.  None of the Company, the Company's Board of Directors, the Dealer Manager, the Tender and Information Agent, the trustee under the indenture governing the Notes or any of their respective affiliates is making any recommendation as to whether holders should tender their Notes.
Forward-Looking Statements
This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the Offer, the terms of the Offer, the dates on which actions relating to the Offer are expected to occur and other statements that describe the Company's plans.  Whenever used, words such as "will," "expect," and other terms of similar meaning are intended to identify such forward-looking statements.  Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company's control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These include, but are not limited to, risks and uncertainties relating to the Offer, such as the timing and certainty of the completion of that transaction and the operational and financial profile of the Company or any of its businesses after giving effect to it.  There can be no assurance that any of these efforts will be successful.  Detailed descriptions of other risks relating to the Company are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

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